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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [_]  Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-12


                                 US Unwired Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------

Last update: 02/22/2002

                                 US UNWIRED INC.
                               901 Lakeshore Drive
                             Lake Charles, LA 70601

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 18, 2003

To the Stockholders of US Unwired Inc.:

     The 2003 Annual Meeting of Stockholders of US Unwired Inc. will be held on June 18, 2003, at 11:30 a.m. Central Daylight Time, at 901 Lakeshore Drive, Sixth Floor, Lake Charles, Louisiana, to elect directors, to authorize a reverse stock split and to transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of US Unwired's common stock at the close of business on May 12, 2003, are entitled to notice of and to vote at the Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                                             By Order of the Board of Directors


                                             Thomas G. Henning
                                             Secretary

Lake Charles, Louisiana
May 16, 2003

                                 US UNWIRED INC.
                               901 Lakeshore Drive
                             Lake Charles, LA 70629

                                 PROXY STATEMENT
                FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  JUNE 18, 2003

     This Proxy Statement is furnished to holders of our Common Stock in connection with the solicitation on behalf of your Board of Directors (the "Board") of proxies for use at our Annual Meeting of Stockholders (the "Meeting") to be held on June 18, 2003, at the time and place set forth in the accompanying notice and at any adjournments thereof.

     Holders of record of our Common Stock at the close of business on May 12, 2003, are entitled to notice of and to vote at the Meeting. On that date, we had outstanding 128,831,535 shares of Common Stock, each of which is entitled to one vote.

     You may revoke any proxy at any time before its exercise by filing with our Secretary a written revocation or duly executed proxy bearing a later date. If you vote in person at the Meeting in a manner inconsistent with a proxy previously filed on your behalf you will be deemed to have revoked the proxy as it relates to the matter voted upon in person.

     This Proxy Statement is first being mailed to stockholders on or about May ___, 2003. The cost of preparing and mailing proxy materials as well as soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will, upon request, reimburse them for their expenses in so acting.

                              ELECTION OF DIRECTORS

     Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Meeting, Class III Directors will be elected to serve until the third succeeding annual meeting and until their successors have been duly elected and qualified. Directors will be elected by plurality vote.

     Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the three Class III director nominees named below. If one or more nominees cannot be a candidate at the Meeting, the shares represented will be voted in favor of such other nominees as may be designated by the Board.

     Other than the Board, only shareholders entitled to vote for the election of directors who have complied with the procedures of our Bylaws may nominate a person for election. To do so, the shareholder must have given written notice to us by ________ ____, 2003 of the following: (1) as to each proposed nominee, (a) his or her name, age, business address, residential address, principal occupation or employment, and the class and number of shares of our stock of which he or she is the beneficial owner, (b) his or her written consent to being named as a nominee and to serve if elected and (c) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and (2) as to the shareholder giving the notice, his or her name and address and the class and number of shares of our stock of which he or she is the beneficial owner. Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that the shareholder has not complied with our Bylaws, the defective nomination will be disregarded.

     The following table sets forth certain information as of May 1, 2003, with respect to each director nominee and, each director whose term as a director will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The Board recommends a vote for each of the three nominees named below.

Director nominees for terms to expire in 2006 (Class III Directors)

                                                                                Year First
     Name                            Age    Principal Occupation              Became Director
     ----                            ---    --------------------              ---------------
     William L. Henning, Jr. /(1)/    50    Chairman of our Board                1988/(2)/

     Lawrence C. Tucker /(3)/         60    General Partner, Brown               1999
                                              Brothers Harriman & Co.

     Harley Ruppert /(4)/             57    President, Newport Telephone Co.     2002

Directors whose terms expire in 2004 (Class I Directors)

                                                                                Year First
     Name                            Age    Principal Occupation              Became Director
     ----                            ---    --------------------              ---------------
     Henry P. Hebert, Jr.             77    Owner,  HP Hebert Oil                2000
                                              Properties

     Thomas G. Henning /(1)/          43    Secretary and General Counsel        1988 /(2)/
                                              of the Company

     Thomas J. Sullivan /(4)/         39    Principal, Investcorp, S.A.          2002

Directors whose terms expire in 2005 (Class II Directors)

     Robert W. Piper                  44    President and Chief                  1997
                                              Executive Officer

     Christopher J. Stadler /(4)/     38    Management Committee,                2002
                                              Investcorp, S. A.

     ___________________
     /(1)/ William L. Henning, Jr. and Thomas G. Henning are brothers
     /(2)/ The date the named person first became a director of our predecessor company
     /(3)/ Mr. Tucker was appointed pursuant to our agreement with the 1818 Fund III, LLP, to permit it to nominate at least one person for election to our Board.
     /(4)/ Messrs. Ruppert, Sullivan and Stadler were appointed pursuant to our agreement in connection with our acquisition of IWO Holdings, Inc., to permit Investcorp, S.A., to nominate a specified number of persons for election to our Board.

                              ____________________


     William L. Henning, Jr. was our Chief Executive Officer from 1988 to 2000, when he became Chairman of our Board of Directors. He was also Chairman and Chief Executive Officer of Xspedius Holding Corp. or its predecessor company from 1998 to 2002.

     Lawrence C. Tucker has been a general partner of Brown Brothers Harriman & Co. since 1979 and currently is a member of the Steering Committee of the firm's partnership. He is a director of WorldCom Ventures, Inc., Z-Tel Technologies, Inc., National Healthcare Corporation, Digex, Inc., Riverwood Holdings, Inc., VAALCO Energy Inc., World Access, Inc. and Xspedius Holding Corp., and serves as an advisory director of WorldCom, Inc.

     Harley Ruppert has been employed from 1978 to the present by Newport Telephone Company, Inc., most recently as President, and in 2000 he acquired a controlling interest in that company. Mr. Ruppert is also President and Chief Executive Officer of NTCNet Inc., the holding company of Newport Telephone Company, Inc.

     Henry P. Hebert, Jr. has been since 1962 the owner of H.P. Hebert Oil Properties, which is involved in oil and gas exploration, production management and operating and producing property acquisitions.

     Thomas G. Henning has been General Counsel and Secretary since 1994.

     Thomas J. Sullivan has been an executive of Investcorp, S.A., a global investment group ("Investcorp"), or one or more of its wholly-owned subsidiaries since April 1996, prior to which he was Vice President and Treasurer of the Leslie Fay Companies, Inc. (now Leslie Fay Company, Inc.). Mr. Sullivan is a director of Werner Holding Co. (DE), Inc.

     Robert W. Piper has been our President since 1995 and was named Chief Executive Officer in 2000. He served as our Chief Operating Officer from 1995 to 2000.

     Christopher J. Stadler has been an executive of Investcorp, or one or more of its wholly-owned subsidiaries, since April 1996 and is currently a member of its Management Committee. Mr. Stadler is a director of Werner Holding Co. (DE), Inc, CSK Auto Corporation and Saks Incorporated.

     The Board has an Audit Committee, the members of which as of the date hereof are Messrs. Sullivan (Chairman), Hebert & Ruppert. This committee, which held eight meetings last year, is responsible for making recommendations to the Board concerning the selection and retention of independent auditors, reviewing the results of audits by the independent auditors, discussing audit recommendations with management and reporting the results of its reviews to the Board. The Board also has a Compensation Committee, the members of which as of the date hereof are Messrs. Tucker (Chairman), Hebert & Stadler. This committee, which held three meetings last year, is responsible for determining the compensation of our officers and key employees and administering our incentive compensation plans. The Board does not have a nominating committee.

     Mr. Hebert received upon joining the Board options to purchase 5,000 shares of our Common Stock for $11.00 per share, the fair market value of the stock on the date of grant. Directors are not otherwise compensated.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the beneficial ownership of each class of our outstanding Common Stock as of May 1, 2003, by each director and nominee for director and each current executive officer identified under the heading "Executive Compensation and Certain Transactions - Summary of Executive Compensation" ("Named Executive Officers") and by all directors and current executive officers as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in this table or the notes under "Stock Ownership of Certain Beneficial Owners," the securities shown are held with sole voting and investment power.

                                         Number of
Beneficial Owner                           Shares                   Percent
----------------                           ------                   -------

Directors and Nominees

Henry P. Hebert, Jr.                        4,750 /(1)/                 *
Thomas G. Henning                       6,633,984 /(1)/                5.13


Robert W. Piper                           712,039 /(1)/                 *

William L. Henning, Jr.                 5,235,591 /(1)/                4.03

Lawrence C. Tucker                     10,038,418 /(2)/                7.79


Harley Ruppert                          1,098,508 /(3)/                 *
Christopher Stadler                             0                       *
Thomas Sullivan                                 0                       *

Named Executive Officers

William L. Henning, Jr.                 5,235,591 /(1)/                4.03

Robert W. Piper                           712,039 /(1)/                 *

Thomas G. Henning                       6,633,984 /(1)/                5.17

Jerry E. Vaughn                           261,669 /(1)/                 *
Michael D. Bennett                        102,456 /(1)/                 *

All Directors and Executive            24,211,547                     18.42
Officers as a group (11 persons)

______________________
*Less than one percent

/(1)/ Includes shares of Common Stock that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Hebert, 3,750 shares; Mr. Thomas G. Henning, 526,126; Mr. Piper, 608,812; Mr. William Henning, Jr., 1,047,230; Mr. Vaughn, 261,669; and Mr. Bennett, 102,456.

/(2)/ Consist of shares owned by the 1818 Fund III, LLP. See note 5 under "Stock
          Ownership of Certain Beneficial Owners."

/(3)/ Consist of shares owned by Newport PCS Inc., a subsidiary of Newport
          Telephone Company, of which Mr. Ruppert is President, and 61,337 shares Newport PCS has the right to acquire pursuant to currently exercisable warrants.

                            _________________________

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following, to our knowledge, are the only beneficial owners of more than 5% of our outstanding voting power, determined in accordance with Rule 13d-3 of the SEC as of March 1, 2003. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                                                Number of
Beneficial Owner                                                  Shares        Percent
----------------                                                  ------        -------
Sandy Britnell, Trustee of the William L. Henning,           17,932,301 /(1)/     13.92
Jr., Grantor Retained Annuity Trust I, the John A.
Henning Grantor Retained Annuity Trust I and the
Thomas G. Henning Grantor Retained Annuity Trust I/(2)/

William L. Henning                                           15,064,820 /(2)/     11.70


Thomas G. Henning                                             6,633,984 /(3)/      5.17


Investcorp, S.A.                                              6,852,776 /(4)/      5.32


Lawrence C. Tucker                                           10,038,418 /(5)/      7.79

The 1818 Fund III, L.P.                                      10,038,418 /(5)/      7.79

___________________

/(1)/ Ms. Britnell disclaims the beneficial ownership of these shares. Ms.
          Britnell's address is 101 E. Thomas Street, Sulphur, LA, 70663.

/(2)/ Includes 191,838 shares held by William L. Henning as custodian for the minor children of Thomas G. Henning, 5,034,528 shares owned by his wife and 4,634,842 shares owned by Cameron Communications Corporation, all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership and 59,967 shares he has the right to acquire pursuant to options currently exercisable or exercisable within 60 days. William
          L. Henning's address is 101 E. Thomas Street, Sulphur, LA 70663.

/(3)/ Includes 422,523 shares held as custodian for the minor children of John
          A. Henning and William L. Henning, Jr., of all of which shares Thomas
          G. Henning disclaims beneficial ownership, and 526,126 shares he has the right to acquire pursuant to options currently exercisable or exercisable within 60 days. Excludes 191,838 shares held by William L. Henning, as custodian for the minor children of Thomas G. Henning. Also includes 1,241,932 shares held as trustee for the minor children of William L. Henning, Jr. and John A. Henning, 620,966 shares held as trustee for his minor children, and 10,000 shares held as custodian for his minor children, of all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership. Thomas G. Henning's address is 901 Lakeshore Drive, Lake Charles, LA 70601.

/(4)/ As set forth in a Schedule 13D filed by Investcorp, S.A. and SIPCO, Limited, the parent corporation of Investcorp, filed with the SEC in April 2002. Of the shares shown, beneficial ownership of 1,863,000 shares is shared with a number of entities, including a wholly-owned subsidiary of Investcorp S.A., a limited partnership of which Investcorp is sole general partner, and entities listed in the
          Schedule 13D under the term "Managed Entities." The Managed Entities are stated as being indirectly managed by Investcorp by virtue of revocable agreements pursuant to which "such entities or their stockholders or principals" have granted Investcorp authority to direct the voting or disposition of our stock. The shares also include 48,353 shares that Investcorp may acquire pursuant to currently exercisable warrants. The address of Investcorp, S.A., is 37 Rue Notre Dame, Luxembourg.

/(5)/ Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The address of the 1818 Fund is 63 Wall Street, New York, NY 10021.

                              ____________________

                             EXECUTIVE COMPENSATION

Summary of Executive Compensation

     The following table summarizes, for the last three years, the compensation of our Chief Executive Officer and of certain other of our executive officers whose annual compensation was over $100,000, in all capacities in which they served.

----------------------------------------------------------------------------------------------------
                                                          Annual Compensation
                                                          -------------------
----------------------------------------------------------------------------------------------------
                                                                                         Securities
     Name and Principal Position                                        Other Annual     Underlying
                                        Year     Salary      Bonus      Compensation      Options
                                        ----     ------      -----      ------------      -------
----------------------------------------------------------------------------------------------------
William L. Henning, Jr. /(1)/           2002    $220,000    $      0           ---          20,000
  Chairman of the Board of Directors    2001    $220,000    $110,000      $  7,700          20,000
                                        2000    $194,615    $126,000           ---         155,114
----------------------------------------------------------------------------------------------------
Robert W. Piper /(2)/                   2002    $293,269    $      0      $  5,500         150,000
  President and  Chief Executive        2001    $257,692    $325,000      $ 18,625         100,000
  Officer                               2000    $180,066    $101,000      $  5,850          81,022
----------------------------------------------------------------------------------------------------
Thomas G. Henning                       2002    $160,961    $      0      $    600          50,000
  Secretary and General Counsel         2001    $146,588    $165,000      $  5,550          35,000
                                        2000    $117,692    $ 68,875           ---          64,498
----------------------------------------------------------------------------------------------------
Steven Nielsen /(3)/                    2002    $213,750    $      0      $ 10,838          30,660
  Former Chief Operating Officer        2001         ---         ---           ---             ---
                                        2000         ---         ---           ---             ---
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                          Annual Compensation
                                                          -------------------
----------------------------------------------------------------------------------------------------
                                                                                         Securities
     Name and Principal Position                                        Other Annual     Underlying
                                        Year     Salary      Bonus      Compensation      Options
                                        ----     ------      -----      ------------      -------
----------------------------------------------------------------------------------------------------
Jerry E. Vaughn                         2002    $214,615    $      0      $  6,550          75,000
  Chief Financial Officer               2001    $174,461    $220,000      $ 12,100          50,000
                                        2000    $172,308    $ 50,000      $  5,250/(4)/    263,965
----------------------------------------------------------------------------------------------------
Michael D. Bennett /(5)/                2002    $158,964    $      0      $  5,912          50,000
  Senior Vice President of Sales        2001    $139,231    $135,000      $  7,423          20,000
  and Distribution                      2000    $124,038    $ 50,625      $  1,765/(4)/    106,610
----------------------------------------------------------------------------------------------------

/(1)/ William L. Henning, Jr. was our Chief Executive Officer in part of 2000. /(2)/ Robert W. Piper was our President and Chief Operating Officer in part of
         2000.
/(3)/ Mr. Nielsen became Chief Operating Officer in April, 2002 and resigned in
         January, 2003.
/(4)/ Does not include relocation expenses of $94,336 paid to Mr. Vaughn in
         2000, and of $52,031 paid to Mr. Bennett in 2000.
/(5)/ Mr. Bennett was first appointed to his current position in January, 2003.
         Before then, he was Vice President - Southern Sales and operations from April 2002 to January 2003, Vice President and Chief Operating officer from August 2001 until April 2002 and General Manager of Wireless Operations from January 2000 until August 2001.

                              ____________________

     We have employment contracts with each of Messrs. William L. Henning, Jr., Robert W. Piper, Thomas G. Henning, Jerry E. Vaughn and Michael D. Bennett for terms of three years (two years in the case of Mr. Bennett), automatically renewable each year unless we notify the employee within 120 days of a renewal date that the contract will not be renewed. If during the employment term we terminate the employee without Cause, as defined, or he terminates his employment for Good Reason, as defined and including any Change of Control of the Company, we must pay him in a lump sum approximately three times (two times in the case of Mr. Bennett) his salary and bonus and provide him with other benefits, and any stock options granted him will vest. The employee has agreed not to compete with us for two years after any termination of employment.

Stock Option Grants

     The following table contains information concerning the grant of stock options to purchase shares of Common Stock granted to the current Named Executive Officers during 2002. The options are exercisable in 25% annual increments beginning one year from the date of grant, unless accelerated by the Compensation Committee or in the event of a change in control of us.

-------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential
                                                                                             Realizable Value of
                                                                                             Options at Assumed
                              No. of        % of Total                                      Annual Rates of Stock
                              Shares          Options                                        Price Appreciation
                            Underlying      Granted to                                         For Option Term
                             Options         Employees     Exercise       Expiration           ---------------
          Name             Granted/(1)/       in 2002       Price           Date               5%         10%
          ----             ------------       -------       -----           ----               --         ---
-------------------------------------------------------------------------------------------------------------------
William L. Henning, Jr.      20,000            1.7%         $4.77       March 31, 2012     $  59,996   $  152,043
-------------------------------------------------------------------------------------------------------------------
Robert W. Piper             150,000           13.1%         $4.77       March 31, 2012     $ 449,974   $1,140,332
-------------------------------------------------------------------------------------------------------------------
Jerry E. Vaughn              75,000            6.5%         $4.77       March 31, 2012     $ 224,987   $  570,161
-------------------------------------------------------------------------------------------------------------------
Michael D. Bennett           50,000            4.3%         $4.77       March 31, 2012     $ 149,991   $  380,107
-------------------------------------------------------------------------------------------------------------------
Thomas G. Henning            50,000            4.3%         $4.77       March 31, 2012     $ 149,991   $  380,107
-------------------------------------------------------------------------------------------------------------------

/(1)/ All options were awarded at the fair market value of the underlying shares on the effective date of grant.

                              _____________________

Option Holdings

     The following table contains information with respect to the current Named Executive Officers concerning unexercised options held as of December 31, 2002. No options were exercised by any of them in the year.

-------------------------------------------------------------------------------------------------------------
                                 Number of Securities Underlying        Value of Unexercised In-the-Money
                                       Unexercised Options                         Options /(1)/
Name                             Exercisable       Unexercisable        Exercisable         Unexercisable
----                             -----------       -------------        -----------         -------------
-------------------------------------------------------------------------------------------------------------
William L. Henning, Jr.          1,008,451               407,857               0                     0
-------------------------------------------------------------------------------------------------------------
Robert W. Piper                    588,556               356,528               0                     0
-------------------------------------------------------------------------------------------------------------
Thomas G. Henning                  510,001               236,501               0                     0
-------------------------------------------------------------------------------------------------------------
Jerry E. Vaughn                    271,678               245,215               0                     0
-------------------------------------------------------------------------------------------------------------
Michael D. Bennett                  89,130                87,480               0                     0
-------------------------------------------------------------------------------------------------------------

/(1)/ Reflects that the closing sale price of the Common Stock on December 31, 2002, was lower than the respective exercise prices of the options.

                              _____________________

                              CERTAIN TRANSACTIONS

     William L. Henning, the beneficial owner of more than 5% of the Common Stock of the Company, and William L. Henning, Jr., and Thomas G. Henning, officers and directors of the Company, are officers and directors of Cameron Communications Corporation ("Cameron"), a corporation engaged primarily in the wireline communications business, and William L. Henning is Cameron's principal shareholder. Cameron is also a shareholder of Xspedius Holding Corp. ("Xspedius"), a corporation engaged primarily in the competitive local exchange business. William L. Henning, Jr., Chairman of our Board, is the former Chairman and Chief Executive Officer of Xspedius. The 1818 Fund is a principal shareholder of Xspedius, and Lawrence C. Tucker, a director of the Company and executive of the 1818 Fund, is also a director of Xspedius.

US Unwired, Cameron, Xspedius and their subsidiaries have agreements with one another and with other companies under common control, as described below.

         We had a management agreement to provide Xspedius with specified management services, and Xspedius paid us approximately $57,000 in 2002 for these services. We also lease office space to Xspedius, which paid us $658,000 in rent in 2002. Xspedius provides circuit and voicemail services that we use and also resell to our cellular and digital subscribers, for which we paid $1,734,000 in 2002.

         Cameron provides circuit and interconnect services to us and was paid $430,000 in 2002. We lease tower space from and paid Cameron $70,000 in rent in 2002.

         We purchase long distance service from Cameron and resell that service to our customers. We pay rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers and competitive with rates that we would expect to pay for similar service from an unaffiliated third party. We paid Cameron approximately $2,944,000 in 2002 for long distance service.

         We use, for a rate of $3.00 per air mile, a Beechraft RK-12 aircraft owned by Cameron. We paid Cameron approximately $178,000 in 2002 for these flight services.

         Unibill, Inc. ("Unibill"), a wholly owned subsidiary of Cameron, provides bill processing and related services for us. For these services, Unibill received approximately $1,900,000 from us in 2002. We provide Unibill with selected administrative and general services through a management agreement, for which Unibill paid us approximately $8,000 in 2002. In March 1998, we agreed to lease office, equipment and warehouse space from Unibill for 60 months, and in 2002 we paid Unibill $265,000 under these leases.

         We believe that the terms of each of the foregoing arrangements are no less favorable to us than would be expected in comparable arrangements with unaffiliated third persons.

                  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

         The Compensation Committee is composed of Messrs. Tucker (Chairman), Hebert and Stadler. No member of the Compensation Committee has ever been an officer or employee of us or any of our subsidiaries.

                THE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE
                                  COMPENSATION

Compensation Committee Responsibilities

         The Compensation Committee's basic responsibilities include: (1) encouraging the achievement of our performance goals by providing compensation that directly relates to the performance of individual and corporate objectives,
(2) establishing compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive and (3) promoting a direct relationship between compensation and company performance by facilitating executive stock ownership through stock option and other equity participation.

         In particular, the Compensation Committee reviews and determines our executive compensation strategy, compensation for the chief executive officer and our other senior executives, and administers stock incentive and other compensation and benefit plans.

Compensation Philosophy

         We operate in the extremely competitive and rapidly changing telecommunications industry. The Compensation Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial and other performance targets, individual contributions and other performance relative to that of our competitors. We have a "pay for performance" philosophy which rewards executives for long-term strategic management and enhancement of shareholder value. Within this overall philosophy, the Committee's objectives are to:

     . offer a total compensation program that is competitive, taking into consideration the compensation practices of other companies.

     . provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as individual contributions.

     . align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

         Our compensation program for executives consists of three key elements:
(1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

         The Compensation Committee determines these three key elements for executives with the assistance of our Human Resources staff.

         Base Salary. The base salary for each executive is determined at levels for comparable positions at other companies.

         Annual Incentive Awards. To reinforce the attainment of our goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay. For fiscal year 2002, certain goals were established by the Compensation Committee for our chief executive officer and by him for the other executives at the beginning of the fiscal year. The primary goals established related to financial performance, while other goals related to progress in completing our PCS network and integration of the two PCS companies acquired in 2002. In fiscal year 2002, we achieved the non-financial performance targets but not the ones for financial performance. Consequently, no awards were paid to executives.

         Long-Term, Equity Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to align the interests of executives with shareholders and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

         The Compensation Committee plans to make annual awards of long-term, equity-based incentives to executives and other employees in 2003.

CEO Compensation

         The 2002 annual base salary for Mr. Piper of $293,000 was established by the Committee in March, 2002. The Committee's decision was based on both Mr. Piper's personal performance of his duties and the salary levels paid to chief executive officers of other comparable companies. The Compensation Committee will assess the market data for chief executive officers of other comparable companies to ensure that Mr. Piper's compensation is consistent with the Committee's stated compensation objectives.

         The structure of Mr. Piper's compensation is based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Piper's level of responsibility, experience and contribution to the Company's business objectives and the Committee's assessment of the Company's operations. The Committee also believes that the structure of Mr. Piper's compensation, with its emphasis on the Company's performance is in the best interest of the Company's stockholders because it more closely aligns the interests of Mr. Piper and the Company's stockholders.

Mr. Piper did not receive a 2002 bonus because the Company did not achieve all of the performance targets set by the Compensation Committee.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under our Incentive Stock Plan have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

         By the Members of the Compensation Committee.

                Lawrence C. Tucker
                Henry P. Hebert, Jr.
                Christopher J. Stadler

Performance Graph

         The following Performance Graph compares our cumulative total stockholder return on our Class A Common Stock for the period beginning May 23, 2000 (the first day of trading after our initial public offering) with the cumulative total return on the NASDAQ Stock Market and the NASDAQ
Telecommunications Index assuming the investment of $100 on May 23, 2000, at closing prices on that day and each December 31 thereafter.

[Graph Here]

Cumulative Total Returns:

-------------------------------------------------------------------------------------------------------------------

Index                            May 23, 2000       December 31, 2000    December 31, 2001      December 31, 2002
-----
-------------------------------------------------------------------------------------------------------------------
US Unwired                           $100.0               $45.1                $99.3                  $ 0.5
-------------------------------------------------------------------------------------------------------------------
NASDAQ Stock Market                  $100.0               $78.1                $61.6                  $42.2
-------------------------------------------------------------------------------------------------------------------
NASDAQ Telecommunications            $100.0               $66.6                $34.0                  $15.6
-------------------------------------------------------------------------------------------------------------------

                          RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

         Our consolidated financial statements for 2002 were audited by the firm of Ernst & Young, LLP, which will remain as our auditors until replaced by the Board upon the recommendation of the Audit Committee. Representatives of Ernst & Young, LLP, are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

         The aggregate fees billed by Ernst and Young, L.L.P., for the audit of our 2002 financial statements and for the review of the financial statements in our Form 10Qs for that year were $396,000, for other audit related services (business acquisitions, accounting consultations and SEC registration statements) were $524,000 and for all non-audit services, were $120,000.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of our Board of Directors is composed of three non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NASDAQ Stock Market as to independence, financial literacy and experience, or are otherwise qualified to serve. Because of his position as an executive of Investcorp, S.A., it is possible that Mr. Sullivan may be deemed an employee of one of our affiliates and therefore would not meet the definition of "independent director" in NASDAQ Marketplace Rule 4200(a)(14). Even so, however, the Marketplace Rules permit the Board to determine Mr. Sullivan's membership on the Audit Committee is in the best interests of the Company and its shareholders, and the Board has reached this conclusion because of Mr. Sullivan's financial sophistication and professional experience in finance and accounting related to public companies.

         The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors on May 2, 2000. This is a report on the Committee's activities relating to fiscal year 2002.

         The Audit Committee reviewed and discussed the audited financial statements with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Committee also received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors' independence, and has considered the compatibility of non audit services with the auditors' independence.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal auditors with management present and with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

        By the members of the Audit Committee:

                              Thomas J. Sullivan
                              Henry P. Hebert, Jr.
                              Harley Ruppert

                    PROPOSAL TO AUTHORIZE REVERSE STOCK SPLIT

General

        The Board has unanimously proposed that the stockholders authorize it to amend our Articles of Incorporation to effect a reverse stock split of our common stock, in its sole discretion, based on any of the following ratios: one-for-two, one-for-seven, one-for-ten; one-for-twenty; one-for-thirty; or one-for-forty at any time on or before October 31, 2004, or to determine not to effect, and abandon, the split without further action by the stockholders.

Background

        We have been a listed company on the NASDAQ National Market ("NMS") since May, 2000. Since that time, market prices for stocks trading in the United States markets, particularly the telecommunications industry market, have substantially declined. To reduce the number of shares of Common Stock outstanding and thereby attempt to proportionally raise our stock's per share price, the Board believes that it is in the best interests of our stockholders for the Board to obtain the authority to implement a reverse stock split.

        Among other requirements, the continued listing standards of NASDAQ provide that a company may be delisted if the closing bid price for its stock is below $1.00 for ten consecutive days, and we received from NASDAQ notice that our stock is subject to delisting for this reason. On April 9, 2003, we received an additional notice, resulting from the drop in our stockholder's equity and our stock price. We do not currently meet other NASDAQ listing requirements, and unless we do it is likely that our shares will be delisted even if we achieved the minimum stock price. Moreover, we would also not be eligible for listing on the NASDAQ Small Cap Market, and our stock would be relegated to the NASDAQ's over-the-counter Bulletin Board or Pink Sheets for trading. The additional notice set a May 1, 2003 hearing date for a determination whether our stock should be delisted.

         Failure to achieve the minimum price or other requirements could result in a delisting of our stock on the NASDAQ National Market. This delisting would likely cause the trading volume of our common stock to decline and this could cause a decline in our share price or retard increases in our share price.

         The Board believes that it is in the interest of our shareholders and us for our stock to remain listed on the NMS or, failing that, to list on the NASDAQ Small Cap Market, and thus proposes to have the authority to effect the split to raise our share price above $1.00 so that if we are able to meet the other listing requirements as to which we are currently deficient we can also resolve the current stock price listing deficiency. The Board also believes that the higher share price may meet investing guidelines for certain institutional investors and investment funds and that our stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds can ultimately improve the trading liquidity of our stock.

         The Board believes that shareholder approval of several potential exchange ratios rather than a single exchange ratio gives it the flexibility to achieve the desired results of the split. If the stockholders approve this proposal, the split will be effected, if at all, only upon a determination by the Board that the split is in the best interests of the stockholders at that time. If it decides to effect a split, the Board will set the timing for it and select the specific ratio from among the six ratios set forth herein. No further action on the part of shareholders will be required to either implement or abandon the split. If the Board does not implement the split on or before October 31, 2004, its authority will terminate. The Board reserves the right to elect without further action by its shareholders not to proceed, and abandon, the split if it determines, in its sole discretion, that a split is no longer in the best interests of our stockholders.

Certain Risk Factors Associated with the Reverse Stock Split

         There can be no assurance that the post-split market price per new share of our stock will remain unchanged or increase in proportion to the reduction in the number of shares outstanding before the split. For example, based on the market price on _________, 2003 of $_______ per share, if the Board decided to implement the split and selects a split ratio of one-for-ten, there can be no assurance that the post-split market price of our common stock would be $______ per share or greater. Accordingly, the total market capitalization of our stock after the split may be lower than the total market capitalization before the split and, in the future, the market price of our common stock following the split may not exceed or remain higher than the market price before the split.

        While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our stock may not necessarily improve.

        If the split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our stock could be adversely affected by the reduced number of shares that would be outstanding after the split.

Material Effects of the Proposed Reverse Stock Split

        If approved and effected, the split will be realized simultaneously for all of our stock and the ratio will be the same for all of our stock. The split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or voting power, except to the extent that it would otherwise result in any of our stockholders owning a fractional share or option. As described below, stockholders otherwise entitled to fractional shares as a result of the split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of our common stock after the split. However, because the number of authorized shares of our stock will not be reduced, the split will increase the Board's ability to issue authorized and unissued shares without further stockholder action.

        The principal effects of the split will be that:

          . the number of shares of our stock outstanding will be reduced from approximately 128,831,535 shares to a range of approximately 64,415,767 to 3,220,788 shares, depending on the split ratio determined by the Board;

          . the number of shares that may be issued upon the exercise of rights by holders of warrants for our common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board;

          . based on the split ratio selected by the Board, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of outstanding options to buy shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately before the split; and

          . the number of shares reserved for issuance under our Stock Incentive Plan will be reduced proportionately based on the split ratio selected by the Board.

        In addition, the split will increase the number of stockholders who own odd lots (fewer than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

        You will not receive fractional post-split shares in connection with the split. Instead, our transfer agent will aggregate all fractional shares and sell them on the open market, after which you will receive a cash payment from the transfer agent of your pro rata share of the total net proceeds of the sale. No transaction costs will be assessed on this sale, but the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period between the effective date of the split and the date you receive your payment.

        After the split, you will have no further interest in us with respect to your cashed-out shares except to receive payment as described above.

        NOTE: If you do not hold enough shares to receive at least one share in the split and you want to continue to hold our common stock after the split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1) buy enough shares of our stock so that you hold at least an amount of shares before the split that would entitle you to receive at least one share of our stock on a post-split basis; or

(2) if applicable, consolidate your accounts so that you hold at least enough shares in one account before the split that would entitle you to receive at least one share of common stock on a post-split basis. Shares held by you in your own name in our stock records maintained by our and shares held in "street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the split.

         You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed may be required to be paid to such jurisdictions. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Employees and Directors

         If you are an employee of ours, the number of shares reserved for issuance under our Stock Incentive Plan will be reduced proportionately based on the split ratio selected by the Board. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the split ratio selected by the Board.

Effect on Registered and Beneficial Stockholders

         Upon a split, we intend to treat stockholders holding our stock in "street name", through a bank, broker or other nominee, in the same way as registered stockholders whose shares are registered in their names. These nominees will be instructed to effect the split for their beneficial holders. However, such nominees may have different procedures than registered stockholders for processing the split. If you hold your shares with such a nominee and if you have any questions in this regard, we encourage you to contact your nominee.

         If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable federal income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the split and the date you receive your payment.

         You will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the split, which will contain instructions on how to surrender your certificate(s) for your pre-split shares to the transfer agent. Upon receipt of your stock certificate you will be issued the appropriate number of shares.

         If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "Effect on Fractional Stockholders".

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

        The split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the split ratio selected by the Board of Directors. As of the record date for the Meeting, we had one billion shares of authorized common stock and 128,831,535 shares of common stock issued and outstanding. We will continue to have 200,000 authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Accounting

        The split will not affect the par value of our stock. As a result, as of the effective time of the split, the stated capital on our balance sheet will be reduced proportionately based on the split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

        Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the split is not being proposed in response to any effort of which we are aware to accumulate our stock or obtain control of us, nor is it part of a plan by management to recommend a series of amendments to our Articles. Other than the split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to our Articles that could be construed to affect the ability of third parties to take over or change the control of us.

Procedure for Effecting Reverse Stock Split

        If the stockholders approve the proposal to authorize the split and the Board decides to implement we will promptly file Articles of Amendment with the Secretary of State. The split will become effective on the date of filing the Articles of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate for pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. The text of the Articles of Amendment is set forth in Exhibit A to this proxy statement and is subject to modification to include such changes as may be required by the Secretary of State and as the Board deems necessary and advisable to effect the split, including the applicable ratio for the split.

No Appraisal Rights

        Under the Business Corporation Law of Louisiana, our stockholders are not entitled to appraisal rights with respect to the split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

        The following is a summary of certain material United States federal income tax consequences of the split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences nor the tax consequences to holders that are subject to special tax rules. The discussion is based on U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a "capital asset," as defined in the Internal Revenue Code (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the split. As used herein, the term U.S. holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the U.S.; a corporation or other entity taxed as a corporation created or organized in or under the laws of the U.S., any State or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        Other than the cash payments for fractional shares no gain or loss should be recognized by a stockholder pursuant to the split. The aggregate tax basis of the post-split shares received in the split (including any fraction of a post-split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive fractional share payments as a result of the split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the split.

        The receipt of cash instead of a fractional share by a U.S. holder of our common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the cash received and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will be a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

        Our view regarding the tax consequences of the split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE SPLIT.

Vote Required and Recommendation of Board of Directors

        The affirmative vote of a majority of the outstanding shares of our common stock present at the meeting will be required for approval of this proposal. As a result, abstentions and broker non-votes will not have the effect of votes against the proposal. Your Board of Directors recommends a vote "FOR" the proposal to authorize the Board to amend the Articles of Incorporation to effect a reverse stock split at one of four ratios.

                                  OTHER MATTERS

Quorum and Voting of Proxies

        The presence, in person or by proxy, of a majority of the voting power of the outstanding Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote, and adoption of the reverse stock split authorization will require the vote of at least a majority of the voting power present.

        A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors. Shares as to which a broker or nominee does not vote on a matter are referred to as broker non-votes on that matter. Broker non-votes will be counted as present at the Meeting for purposes of determining a quorum but will not be counted as present on any matter as to which shares are not voted.

        All proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein and for the reverse stock split authorization. The Board does not know of any matters to be presented at the Meeting other than the election of directors and the reverse stock split authorization. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Stockholder Proposals

        Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2004 annual meeting of stockholders must forward such proposal to the Secretary at the address set forth on the first page of this Proxy Statement in time to arrive before
__________________.

                                         By Order of the Board of Directors

                                         Thomas G. Henning
                                         Secretary

Lake Charles, Louisiana
________________, 2003

                                 US UNWIRED INC.

               Proxy Solicited on Behalf of the Board of Directors
            for the Annual Meeting of Stockholders on June 18, 2003

     The undersigned hereby appoints Thomas G. Henning and Kris Hickingbottom, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of US Unwired Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held June 18, 2003, and any adjournments thereof.

     Please specify your choices by marking the appropriate boxes. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED HEREON AND FOR THE PROPOSAL TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT.

                   (Continued, and to be signed and dated, on the reverse side.)

                   US UNWIRED INC.
                   P.O. BOX 11066
                   NEW YORK, N.Y. 10203-0066

                           * DETACH PROXY CARD HERE *
--------------------------------------------------------------------------------

[ ] IMPORTANT-Please mark, sign,                  [X]
    date and return promptly using      Votes must be indicated
    the enclosed envelope.             (x) in Black or Blue ink.


The Board of Directors recommends a vote for all nominees listed hereon.

1. Election of Directors

   FOR all nominees  [ ]   WITHHOLD AUTHORITY to vote     [ ]   FOR WITH    [ ]
   listed below            for all nominees listed below        *EXCEPTIONS

Nominees: William L. Henning, Jr., Lawrence C. Tucker, Harley Ruppert

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "Exceptions" box in proposal 1 and write that nominee's name(s) in the space provided below).

*Exceptions
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Reverse Stock Split.                            FOR     AGAINST     ABSTAIN
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2.   Proposal to authorize the Board to         [ ]       [ ]         [ ]
     effect a reverse stock split in one of
     seven ratios.

3. In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

     To change your address, please mark this box and show the change on reverse side. [ ]

     To include any comments, please mark this box. [ ]

     NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     Date          Share Owner sign here           Co-Owner sign here


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